OHR Pharmaceuticals 8-K

Exhibit 3.1a

CERTIFICATE OF INCORPORATION

OF

OHR HOLDCO, INC.

* * * *

First:                    The name of the Corporation is: Ohr Holdco, Inc.

Second:               The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, Delaware, 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

Third:                  The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:

PART A.              Aggregate Capitalization. The aggregate number of shares of capital stock which the Corporation shall be authorized to issue shall be One Hundred Ninety Five Million (195,000,000) shares, of which One Hundred Eighty Million (180,000,000) shares are Common Stock, $0.0001 par value per share (the “Common Stock”), and Fifteen Million (15,000,000) shares are Serial Preferred Stock, $0.0001 par value per share (the “Serial Preferred Stock”), of which Six Million (6,000,000) shares have been designated as Series B Convertible Preferred Stock, $0.0001 par value per share. Holders of capital stock shall have no pre-emptive rights with respect to any authorized but unissued shares of Common Stock or Serial Preferred Stock.

PART B.               Common Stock. Each share of Common Stock held on the applicable record date shall entitle the holder thereof to one (1) vote, in person or by proxy or by written consent, on all matters for which stockholders are entitled to vote, as a single class of Common Stock.

PART C.               Preferred Stock.

1.	Serial Preferred Stock. The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

2.	Series B Preferred Stock.
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2.	Series B Preferred Stock.

	a.	Number and Designation. This series shall consist of 6,000,000 shares of Serial Preferred Stock of the Corporation and shall be designated the Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B Stock”). The number of authorized shares of Series B Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designations pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except with the approval of the holders of not less than a majority of such outstanding shares of Series B Stock. None of the shares of Series B Stock are outstanding.

b.	Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this clause. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series B Holder such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such holder’s Series B Stock.

c.	Voting Rights.

i.	The Series B Holders shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock on the following basis: the Series B Holders shall have that number of votes equal to the number of shares of Common Stock into which such Series B Stock is then convertible.

ii.	In addition to any other rights provided by law, so long as any Series B Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the record holders of a majority of the outstanding shares of Series B Stock (the “Required Holders”) will not:

(1)	amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-Laws if such action would alter adversely the liquidation preferences of, or the rights or restrictions provided for the benefit of, any Series B Stock; or
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(2)	reclassify any class or series of stock junior to the Series B Stock into stock senior to the Series B Stock with respect to any preference or priority.

d.	Preference Upon Liquidation.

i.	Upon any liquidation, dissolution or winding up of the Corporation, each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Stock held by such holder, plus accrued dividends, if any.

ii.	The reorganization, consolidation or the merger of the Corporation into or with any other corporation(s) or other entity(ies) ("Reorganization"), the sale, lease, licensing, exchange or other transfer by the Corporation of all or any material part of its assets or the commencement by the Corporation of a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making of an assignment for the benefit of its creditors, or an admission in writing of its inability to pay its debts generally as they become due, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph; provided that, a Reorganization of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph d. if (i) the principal agreement for such Reorganization shall expressly provide that the Series B Stock shall become preferred stock of such surviving entity with the equivalent rights to the rights set forth herein ("Surviving Entity Preferred Stock"), (ii) the holders of Junior Securities receive, in exchange for such Junior Securities, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such Reorganization, or common stock or preferred stock of another entity, which is junior as to dividends and upon liquidation, dissolution or winding up to the Series B Stock or Surviving Entity Preferred Stock, as applicable, and (iii) the Series B Holders shall be entitled to receive at the option of each Series B Holder (A) either the Surviving Entity Preferred Stock or (B) the kind and amount of shares or other securities or property which they
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would have been entitled to receive had they converted their shares of Series B Stock into shares of Common Stock of the Corporation as of the record date for the determination of holders of Common Stock entitled to cast their votes for or against or to express any dissent to such Reorganization. After any such Reorganization, the rights of such holders of Surviving Entity Preferred Stock with respect to the adjustment of the Conversion Price shall be appropriately continued and preserved in order to afford, as nearly as possible, protection against dilution of the conversion rights and privileges comparable to those conferred herein.

e.	Conversion into Conversion Stock.

i.	Conversion.

(1)	At any time any Series B Holder may convert all or any portion of such holder’s shares of Series B Stock into a number of shares of the Conversion Stock computed by multiplying the number of shares to be converted by $0.18 and dividing the result by the Conversion Price then in effect. For purposes of this Section, “Conversion Stock” means the Common Stock.

(2)	All of the outstanding shares of Series B stock will be automatically converted into Common Stock in the event the Required Holders determine to convert all shares of Series B Stock. Any such mandatory conversion shall be effected only at the time of and subject to the conversion of all Series B Stock held by the Required Holders and upon written notice of such mandatory conversion delivered to all holders of Series B Stock at least seven (7) days prior to such date.

(3)	Each conversion of Series B Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series B Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
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(4)	As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

(a)	a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b)	a certificate representing any shares of Series B Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(c)	If any fractional share of Conversion Stock would be issuable upon any conversion, the Corporation will pay the holder of the Conversion Stock the fair market value of such fractional share.

(d)	The issuance of certificates for shares of Conversion Stock upon conversion of Series B Stock will be made without charge.

(e)	The Corporation will not close its books against the transfer of Series B Stock or of Conversion Stock issued or issuable upon conversion of Series B Stock in any manner which interferes with the conversion of Series B Stock.

f.	Conversion Price. The initial Conversion Price for the Series B Stock will be $0.18. In order to prevent dilution of the conversion rights, the Conversion Price will be subject to adjustment from time to time pursuant to this clause.

g.	Subdivision or Combination of Common Stock; Dissolution.

i.	If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.
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ii.	In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the Series B Holders shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 45 days and not less than 30 days before the date of such dissolution. The reference to shares of Common Stock herein shall be deemed to include shares of any class into which said shares of Common Stock may be changed.

h.	Other Adjustments.

i.	General. In any case to which PART C (2)(g) hereof is not applicable, except as set forth below, where the Corporation shall issue or sell shares of its Common Stock, during the two year period commencing on the Original Issue Date for a consideration per share less than the Conversion Price in effect pursuant to the terms of the Series B Stock at the time of issuance or sale of such additional shares (the “Issuance Price”), then the Conversion Price in effect hereunder shall simultaneously with such issuance or sale be reduced to an amount equal to the Issuance Price. This clause shall not apply to the (a) issuance of Common Stock, Convertible Securities or Options (as defined below) that have been approved by the holders of not less than a majority of the outstanding Common Stock, (b) issuance of Common Stock pursuant to the exercise of Options, (I) outstanding on the date hereof or (II) issued pursuant to a plan which has been approved by the holders of not less than a majority of the outstanding Common Stock, (c) issuance of Options to a lender(s) pursuant to a loan to the Corporation with a term of not less than two years in an amount of not less than $250,000 (and the issuance of Common Stock on the exercise of such lender Options), (d) issuance of Common Stock or Options to financial institutions, lessors or vendors in connection with commercial credit arrangements, equipment financings or similar transactions with a term of not less than one year approved by the Board of Directors, (e)(i) securities issued or deemed to have been issued as full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, (f) securities issued or deemed to have been issued in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, and (g) the shares of Common Stock issued or deemed to be issued by the Company upon conversion of this Debenture or exercise conversion of Options or Convertible Securities outstanding on the Original Issue Date.
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ii.	Convertible Securities.

(1)	In case the Corporation shall issue or sell any securities convertible into Common Stock of the Corporation (“Convertible Securities”) after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the conversion or exchange of all of such Convertible Securities.

(2)	If the price per share so determined shall be less than the applicable Conversion Price, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases or decrease or decreases with the passage of time, in the amount of additional consideration, if any, to the Corporation, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were issued or sold upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Corporation upon such conversion or exchange, plus the consideration, if any, actually received by the Corporation for the issue or sale of all of such Convertible Securities which shall have been converted or exchanged.
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iii.	Rights and Options.

(1)	In case the Corporation shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Common Stock (collectively, “Options”), there shall be determined the price per share for which Common Stock is issuable upon the exercise of such Options, such determination to be made by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the exercise of such Options.

(2)	If the price per share so determined shall be less than the applicable Conversion Price, then the granting of such Options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Options shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time, in the amount of additional consideration payable to the Corporation upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such Options, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those issued or sold upon the exercise of such Options and that they were issued or sold for the consideration actually received by the Corporation received by the Corporation for the granting of all such Options, whether or not exercised.

i.	Notices.

i.	Immediately upon any adjustment of the Conversion Price, the Corporation will send written notice thereof to all Series B Holders.
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ii.	The Corporation will send written notice to all Series B Holders at least 20 days prior to the date on which the Corporation (a) closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock, (3) for determining rights to vote on or approve any matter or (b) proposes to take any action on which the Series B Holders are entitled to vote pursuant to PART C (2)(c)(ii) and (d)(ii).

iii.	All notices and other communications from the Corporation to a Series B Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

j.	Converted Shares. Any shares of Series B Stock which are converted pursuant to this clause will be canceled and will not be reissued, sold or transferred.

k.	Miscellaneous.

i.	Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series B Stock. Upon the surrender of any certificate representing Series B Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

ii.	Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

iii.	Definitions. For purposes hereof:
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“Common Stock” means the Common Stock of the Corporation, $0.0001 par value per share, and includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

“Conversion Price” and “Conversion Stock” shall have the meanings set forth in PART C (2)(f) and (e), respectively.

“Corporation” means BBM Holdings, Inc., a Utah corporation.

“Junior Securities” means the Common Stock and any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series B Stock unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series B Stock.

“Liquidation Value” of any share of Series B Stock as of any particular date will be $0.18.

“Original Issue Date” means the date the Series B Stock is first issued.

“Person” and “person” means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

“Required Holders” means the record holders of a majority of the outstanding shares of Series B Stock.

“Series B Holder” means a registered holder of Series B Stock.

“Series B Stock” has the meaning set forth in PART C (2)(a).

“Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

l.	Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of the Required Holders; provided that notwithstanding PART C (2) (c)(ii) above no such action will change or affect (a) the Conversion Price of the Series B Stock or the number of shares or the class of stock into which the Series B Stock is
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convertible, (b) the Liquidation Value of the Series B Stock, or (c) the amount of cash, securities or other property receivable or to be received by the Series B Holders.

	m.	Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Stock then outstanding.

Fifth:		The name and mailing address of the incorporator is as follows: Edward Farkas c/o Hahn & Hessen LLP 488 Madison Avenue New York, New York 10222

Sixth:                The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

Seventh:                 For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and the regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.	Number of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

2.	Terms of Directors. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation or to elect directors under specified circumstances, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the
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Corporation. One class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2015, another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2016, and another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 2017, with each member of each class to hold office until a successor is elected and qualified. At each annual meeting of stockholders of the Corporation and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term of three years.

3.	Newly Created Directorships and Vacancies. Except as otherwise required by law and except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.	Removal. Except as otherwise provided in or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of the Corporation’s stock entitled to vote generally, voting together as a single class. Whenever in this Article SEVENTH hereof, the phrase, “the then outstanding shares of the Corporation’s stock entitled to vote generally” is used, such phrase shall mean each then outstanding share of any class or series of the Corporation’s stock that is entitled to vote generally in the election of the Corporation’s directors.

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5	Amendment or Repeal of this Article. Notwithstanding any other provisions of this Article SEVENTH or any other Article hereof or of the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article SEVENTH, any other Article hereof, or the By-Laws of the Corporation), the provisions of this Article SEVENTH may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 75% of the combined voting power of the then outstanding shares of the Corporation’s capital stock entitled to vote generally, voting together as a single class.

6.	Amendment of Bylaws. After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of §109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation, unless otherwise provided in the By-Laws.

7.	Voting Power. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of §242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

8.	Ballots. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Eighth:            The Corporation is to have perpetual existence.

Ninth:             The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Tenth:             The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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Eleventh:      The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and upon request advance expenses to, any and all persons who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section (including without limitation attorneys’ fees and expenses); provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than solely to enforce rights under this ARTICLE ELEVENTH. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any person seeking indemnification under this Article ELEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be proven in a court of competent jurisdiction. Any repeal or modification of the foregoing provisions of this Article ELEVENTH shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that it is his act and deed and that the facts herein stated are true, and accordingly has set his hand this 8th day of May, 2014.

Edward Farkas, Incorporator

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